Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our auditor’s report dated April 07, 2026, relating to the financial statements of Verdera Energy Corp. (formerly, POCML 7 Inc.) (the “Company”) consisting of the statements of financial position as at September 30, 2025 and 2024 and the related statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended September 30, 2025, in the Registration Statement on Form F-1 dated April 30, 2026 (“Registration Statement”) as filed with the United States Securities and Exchange Commission.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Chartered Professional Accountants

Licensed Public Accountants

April 30, 2026

Toronto, Canada

MNP LLP
Suite 1900, 1 Adelaide Street East, Toronto ON, M5C 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894
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